Exhibit 23.2


                 CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
US Airways, Inc.:


We consent to the incorporation by reference in the registration statement nos. 33-35509, 33-50231-01 and 333-64425 on Form S-3
of US Airways, Inc. of our report dated February 24, 1999 relating to the consolidated balance sheets of US Airways, Inc. and subsidiary ("US Airways") as of December 31, 1998 and 1997, and the related consolidated statements of operations, cash flows, and changes in stockholder's equity (deficit) for each of the years in the three year period ended December 31, 1998 which appear in the December 31, 1998 Annual Report on Form 10-K of
US Airways Group, Inc. and US Airways.


                                                       KPMG LLP


Washington, D.C.
March 19, 1999